AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2008

                                                   REGISTRATION NO. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -------------

                             NEXTWAVE WIRELESS INC.
             (Exact name of registrant as specified in its charter)

                                  -------------

        DELAWARE                     3663                 20-5361360
    (State or Other           (Primary Standard        (I.R.S. Employer
    Jurisdiction of               Industrial            Identification
    Incorporation or         Classification Code             No.)
     Organization) Number)
                                  -------------

                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 FRANK A. CASSOU
    EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT AND CHIEF LEGAL COUNSEL
                             NEXTWAVE WIRELESS INC.
                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                                   Copies to:
                              Marita Makinen, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.[X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          PROPOSED     PROPOSED
                                          MAXIMUM      MAXIMUM
  TITLE OF EACH             AMOUNT TO     OFFERING     AGGREGATE      AMOUNT OF
CLASS OF SECURITIES             BE          PRICE      OFFERING     REGISTRATION
 TO BE REGISTERED          REGISTERED(1)  PER SHARE      PRICE          FEE
--------------------------------------------------------------------------------
Shares of common stock....  9,101,718     $4.95(2)  $45,053,949.60   $1,770.60
================================================================================

(1) Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the price of securities of the same class, based on the average of the high and low prices of the shares reported on The Nasdaq Global Market on March 18, 2008.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED MARCH 21, 2008

PROSPECTUS
                                9,101,718 SHARES

                                NextWave Wireless
                                  Common Stock
                           par value $0.001 per share

                                  -------------

      This prospectus relates solely to the resale of up to an aggregate of 9,101,718 shares of common stock of NextWave Wireless Inc. ("NextWave" or the "Company") by the selling stockholders identified in this prospectus. These shares were issued to the selling stockholders in connection with the acquisition of IPWireless by NextWave Wireless Inc. in May 2007.

      The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" beginning on page 32 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

      We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

      Our shares are listed on The Nasdaq Global Market under the ticker symbol "WAVE".

      Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PROSPECTUS DATED MARCH   , 2008

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.





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                                TABLE OF CONTENTS

                                                                     PAGE


PROSPECTUS SUMMARY.....................................................1

THE OFFERING...........................................................5

RISK FACTORS...........................................................6

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.....................17

USE OF PROCEEDS.......................................................18

SELLING STOCKHOLDERS..................................................19

DESCRIPTION OF CAPITAL STOCK..........................................28

PLAN OF DISTRIBUTION..................................................32

LEGAL MATTERS.........................................................34

EXPERTS...............................................................34

WHERE YOU CAN FIND MORE INFORMATION...................................34

INCORPORATION BY REFERENCE............................................35












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                               PROSPECTUS SUMMARY

      This summary highlights key aspects of our business that are described in more detail in our reports filed with the Securities and Exchange Commission. This summary does not contain all of the information that you should consider before making a future investment decision with respect to our securities. You should read this entire registration statement carefully, including the "Risk Factors," the combined audited financial statements and the notes thereto and the documents incorporated by reference herein or therein.

      Unless the context indicates otherwise, all references in this registration statement to "NextWave," "the Company," "we," "us" and "our" refer to NextWave Wireless Inc. and its direct and indirect subsidiaries.

                                   OUR COMPANY

BUSINESS OVERVIEW

      We are a mobile broadband and multimedia technology company that develops, produces, and markets mobile multimedia and wireless broadband products, including fourth generation ("4G") wireless broadband semiconductors, device-embedded software for mobile handsets, mobile TV systems, and mobile broadband network equipment. Our products and technologies are designed to power wireless networks and devices that enable cutting-edge mobile multimedia and wireless broadband services. At present, our customers include many of the largest mobile handset and wireless service providers in the world including Orange, Motorola, Nokia, NTT DoCoMo, Panasonic, Sony Ericsson, T- Mobile, and Verizon Wireless.

      We believe that mobile multimedia applications such as mobile TV, video-on-demand ("VOD"), and streaming audio will be the driving force behind global adoption of next-generation network technologies and end-user devices. Our business activities are focused on developing the technologies and products that enable mobile operators and device manufacturers to deliver these types of advanced mobile multimedia services to customers.

       To help drive sales of our mobile multimedia and wireless broadband products, we intend to make our significant spectrum holdings available, consistent with regulatory requirements, to network operators who build and operate wireless systems that utilize our technologies. Our spectrum holdings, which consists of approximately 10.4 billion MHz POPs, include licenses in the United States which cover over 248 million persons, or POPs, in many of the largest metropolitan areas in the country, nationwide licenses in Austria, Croatia, Germany, Norway, Slovakia and Switzerland and significant spectrum holdings in Canada.

      Our mobile multimedia and wireless broadband products and technologies are developed and marketed through our NextWave Network Products and NextWave Mobile Products operating units. During the fourth quarter of 2007, we reorganized our businesses into four reportable business segments on the basis of products, services and strategic initiatives. The four business segments are:
Semiconductor, Multimedia, Networks, and Strategic Initiatives. The financial results of NextWave Network Products and NextWave Mobile Products are reported in the Semiconductor, Multimedia, and Networks business segments.


      NextWave Network Products

      NextWave Network Products ("NNP") includes the operations of IPWireless, which was acquired in May 2007, and GO Networks, which was acquired in February 2007. NNP markets mobile broadband network equipment and mobile TV and multimedia multicast systems, based on the global Universal Mobile Telecommunications System ("UMTS") and Institute of Electrical and Electronics Engineers ("IEEE") 802.11 standards, to mobile operators around the world. In addition, NNP provides mobile operator customers with a comprehensive suite of professional and value-added services. The financial results of NNP are reported under our Network business segment.

      Mobile Broadband Network Equipment. NNP mobile broadband network equipment, based on the UMTS TD-CDMA standard, has been commercially deployed by mobile operators in more than a dozen countries, including the Czech Republic, Germany, New Zealand, South Africa, Sweden, United Kingdom and the United


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States. In 2006, NNP's UMTS TD-CDMA mobile broadband technology was selected by
New York City's Department of Information Technology and Telecommunications as part of a five-year contract awarded to Northrop Grumman for the deployment of a citywide, public-safety, mobile wireless network. To provide customers with an evolution path to emerging 4G network technologies, in February 2008 NNP announced its next-generation base station platform that will be field upgradeable to support Worldwide Interoperability for Worldwide Access ("WiMAX") and release 8 of the UMTS standard, also known as Long Term Evolution ("LTE").

      Mobile TV and Multimedia Multicast Systems. We believe that our mobile TV and multimedia multicast solutions will provide mobile operators an opportunity to generate substantial incremental service and advertising revenues and significantly improve the return on investment on their spectrum and network infrastructure investments. Our advanced mobile TV systems are compatible with both UMTS and WiMAX networks and are designed to allow mobile operators to offer mobile TV services using their existing spectrum and existing radio access network ("RAN") infrastructure.

      NNP's TDtvTM mobile broadcast system, based on the Third Generation Partnership Project ("3GPP") Multimedia Broadcast Multicast Service ("MBMS") standard, provides UMTS operators with the ability to deliver multi-channel mobile TV and other multimedia services using an underutilized portion of their existing third generation ("3G") spectrum. Designed for easy integration into existing Wideband Code Division Multiple Access ("WCMDA") networks and next-generation WCMDA handsets, TDtv is being offered in combination with MediaFusionTM, an advanced advertising platform developed by our PacketVideo ("PV") subsidiary, to provide operators the ability to generate targeted advertising revenues from TDtv subscribers. On February 12, 2008, Orange and T-Mobile announced that they will conduct a six month commercial pilot of TDtv in London. We believe that this commercial pilot, along with the expected rapid growth of the mobile TV market, will provide us with expanded opportunities to market our TDtv multicast solution to UMTS network operators and device manufacturers around the world.

      NNP's MXtvTM mobile broadband system, announced in March 2008, is based on the 802.16e WiMAX standard. We believe that MXtv will provide WiMAX operators the ability to deliver a broad range of rich and personalized multimedia services including mobile TV, interactive services, and digital audio without having to invest in new spectrum or additional RAN infrastructure. Similar to TDtv, MXtv will provide mobile operators the ability to use PV's MediaFusion platform to generate revenues via the delivery of user-specific advertising. NNP has executed joint development agreements with Huawei Technologies USA and Alcatel-Lucent under which these two global network infrastructure providers will integrate MXtv technology into their end-to-end WiMAX network solutions.

      Carrier-Grade Mobile Wi-Fi Systems. NNP's family of carrier-class micro, pico and femto mobile Wi-Fi base stations have been deployed by numerous mobile operators, Internet Service Providers, and municipalities around the world. NNP's Wi-Fi platforms utilize advanced xRFTM adaptive-beamforming, smart-antenna technology and a cellular-mesh Wi-Fi architecture to deliver wide-area Wi-Fi network solutions with the performance and economics required by service providers. In February 2008, NNP announced its plan to integrate WiMAX and LTE capabilities into its line of micro and pico base stations in order to provide operators hybrid Wi-Fi/WiMAX and Wi-Fi/LTE network solutions.

      Value-Added and Professional Services. To support sales of its mobile broadband and multimedia systems, NNP provides its customers with a full array of professional and value-added services, including RF and core network design services, network implementation and management services, and back-office service solutions, Voice-over-Internet-Protocol ("VoIP") implementation, and wireless backhaul solutions. To demonstrate the capabilities of its products and services, NNP has implemented a comprehensive test network in Las Vegas, Nevada.

      NextWave Mobile Products.

      NextWave Mobile Products ("NMP") includes the operations of our PV subsidiary, the world's largest independent supplier of mobile multimedia software solutions, and our Semiconductor business segment, which is developing advanced wireless semiconductors including OFDM-based WiMAX and LTE chipsets.

      Multimedia Software. Our PV subsidiary supplies device-embedded multimedia software to many of the world's largest wireless carriers and wireless handset manufacturers, who use it to transform a mobile phone into a feature-rich multimedia device that provides people with the ability to stream, download and play video and music, receive live TV broadcasts, and engage in two-way video


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telephony. PV has been contracted by some of the world's largest carriers, such as Orange, NTT DoCoMo, T-Mobile, Verizon Wireless and Vodafone to design and implement the embedded multimedia software capabilities contained in their handsets. In addition, PV is a founding member of the Open Handset Alliance ("OHA"), led by Google, and will be supplying the multimedia software subsystem for the OHA's mobile device AndroidTM platform. We believe that by joining the OHA, PV will be uniquely positioned to market its full suite of enhanced software applications to Android application developers. PV's software is compatible with virtually all network technologies including CDMA, GSM, WiMAX, LTE, and WCDMA. To date, over 200 million PV-powered handsets have been shipped by PV's service provider and device manufacturer customers. The financial results of our multimedia software business are reported under our Multimedia business segment.

      To further enhance its market position, PV has invested in the development and acquisition of a wide range of technologies and capabilities to provide its customers with software solutions to enable home/office digital media convergence using communication protocols standardized by the Digital Living Network AllianceTM ("DLNATM"). An example is the PVConnectTM platform that provides for content search, discovery, organization and content delivery/sharing between mobile devices and consumer electronics products connected to an Internet Protocol ("IP")-based network. This innovative platform is designed to provide an enhanced user experience by intelligently responding to user preferences based on content type, day-part, and content storage location. In addition, PV's patented Digital Rights Management ("DRM") solutions, already in use by many wireless carriers globally, represent a key enabler of digital media convergence by preventing the unauthorized access or duplication of multimedia content used or shared by PV-enabled devices.

      We believe that the continued growth in global shipments of high-end handsets with multimedia capabilities, increasing demand for home/office digital media convergence solutions, and the acceleration of global deployments of mobile broadband networks optimized to support mobile multimedia applications will substantially expand the opportunity for PV to license its suite of multimedia software solutions to service providers and to handset and consumer electronic device manufacturers.

      Multimedia Devices. To help drive market adoption of mobile TV technology and related PV products, PV recently introduced its Mobile Broadcast Receiver, a matchbox-size hardware device that enables virtually any mobile Wi-Fi device to play mobile broadcast TV. The mobile receiver decodes a digital TV signal, repurposes it for use on a mobile device, and then sends the mobile TV content over Wi-Fi to the handset. The PV receiver uses patented protocols to ensure optimum rendering of the TV signal on the playback device and provides secure access to premium channels. This allows mobile subscribers to upgrade to advanced mobile TV services without having to change their handsets. PV intends to manufacture several versions of the Mobile Broadcast Receiver to support TDtv, MXtv, Digital Video Broadcasting - Handheld ("DVB-H"), and MediaFLO mobile TV systems. The financial results of our multimedia device business are reported under our Multimedia business segment.

      Semiconductors. Over 596 engineers at NMP are developing a family of mobile broadband semiconductor products based on OFDM technologies such as WiMAX and LTE. NMP's initial focus is to market multi-band RF chips and high-performance, digital baseband WiMAX chips to wireless device and network equipment manufacturers who require an advanced platform to develop next-generation WiMAX mobile terminal and infrastructure products optimized for mobile multimedia applications such as mobile TV. Samples of our first-generation NW1000 chipset family, which includes a WiMAX baseband system-on-a-chip ("SOC") and matched multi-band Radio Frequency Integrated Circuits ("RFIC"), became available in the third quarter of 2007. Initial availability of our second-generation NW2000 chipset family, which will contain our MXtv mobile multicast technology, is planned for the first half of 2008. The NW2000 chipset family will be NMP's first chipset family designed for high-volume commercial production. In addition, NMP is developing a family of handset and media player reference designs to highlight the features of its subscriber station semiconductor products. Furthermore, in advance of prospective commercial deployments by network operators of NNP's TDtv mobile broadcast system, NNP is preparing for high-volume, commercial production of a TDtv Device Integration Pack ("DIP"). The TDtv DIP which includes a low-power TDtv System in Package ("SiP"), a complete MBMS software stack, and PV MediaFusion multimedia client software, is designed to provide device vendors an easy, low-cost way to integrate TDtv technology into their handset products. The financial results of our semiconductor business are reported under our Semiconductor business segment.



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

      The primary design objectives of NMP's current and future semiconductor products and technologies, which are intended to be sold or licensed to network infrastructure vendors, device manufacturers and service providers worldwide, are to:


      o Improve the performance, service quality, and economics of mobile broadband networks and enhance their ability to cost-effectively handle the large volume of network traffic associated with bandwidth-intensive and/or Quality of Service ("QoS"), applications such as mobile TV, VOD, streaming audio, two-way video telephony, VoIP telephony, and real-time interactive gaming;

      o Improve the performance, power consumption and cost characteristics of WiMAX and LTE subscriber terminals;


      o Improve the degree of interoperability and integration between Wi-Fi and WiMAX/LTE systems for both Local Area Networks ("LANs") and Wide Area Networks ("WANs"); and

      o Improve service provider economics and roaming capabilities by enabling WiMAX and LTE enabled devices to seamlessly operate across multiple frequency bands including certain unlicensed bands.

      Strategic Initiatives

      To help drive sales of our products and technologies, we have acquired licensed spectrum in the United States, Canada, Germany, Switzerland, Norway, Austria, Slovakia and Croatia. We believe that our spectrum will create additional opportunities to sell our products and services to service providers who require our spectrum assets to offer mobile multimedia and wireless broadband services and that these opportunities may be of significant scale. The financial results of our spectrum acquisition activities, both domestically and internationally, are reported under our Strategic Initiatives business segment.

      To date, we have acquired licensed spectrum and entered into long-term leases that provide us with exclusive leasehold access to licensed spectrum throughout the United States. Our spectrum portfolio covers approximately 248.9 million POPs across the United States, of which licenses covering 136.4 million POPs are covered by 20 MHz or more of spectrum, and licenses covering an additional 98.7 million POPs are covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York metropolitan region, are covered by 30 MHz or more of spectrum. While we believe that all of our spectrum assets can support commercially viable wireless broadband services, we expect that those licenses which have over 20 MHz of spectrum will provide operators with improved capacity and network performance. We believe that this spectrum footprint, which includes 15 of the top 20 Cellular Market Areas ("CMAs") and eight of the top ten CMAs in the United States, will be attractive to service providers who wish to deploy wireless networks that utilize our advanced products and technologies. Our domestic spectrum resides in the 2.3 GHz Wireless Communication Services ("WCS"), 2.5 GHz Broadband Radio Service ("BRS")/Educational Broadband Service ("EBS"), and 1.7/2.1 GHz Advanced Wireless Services ("AWS") bands and offers propagation and other characteristics suitable to support high-capacity, mobile broadband services.

      We believe the breadth of products, technologies, spectrum assets and professional services we offer represents a unique platform to provide advanced mobile multimedia and wireless broadband solutions to the market. We believe that they will provide synergistic value to each other and collectively drive accelerated market penetration and share of the rapidly growing mobile multimedia and wireless broadband market.







                                       4

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                                  THE OFFERING

Common stock outstanding prior            92,713,778
  to this shares offering,
  excluding the shares being
  offered for resale to the public
  by the selling stockholders(1)

Common stock being offered for resale     9,101,718 shares
  to the public by the selling
  stockholders(2)

Common stock to be outstanding after      101,815,496 shares
  this offering

Total proceeds raised by offering         We will not receive any proceeds from
                                          the resale of our common stock
                                          pursuant to this offering.

Nasdaq Global Market symbol               WAVE

Risk factors                              See "Risk Factors" and the other
                                          information included in this
                                          prospectus for a discussion of risk
                                          factors you should carefully consider
                                          before deciding to invest in our
                                          common stock.

(1) The number of shares of our common stock outstanding prior to this offering is based on the number of shares of our common stock outstanding as of March 10, 2008. This number does not include, as of March 10, 2008:

            o 23,528,911 shares of our common stock issuable upon exercise of options and warrants outstanding, at a weighted average exercise price of $7.08 per share , of which amount 500,000 are shares of our common stock issuable upon exercise of warrants at an exercise price of $6.00 per share and 1,935,000 are shares of our common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share;

            o 15,319,383 shares of our common stock reserved for issuance under our NextWave Wireless Inc. 2005 Stock Incentive Plan, NextWave Wireless Inc. 2007 Stock Incentive Plan, the CYGNUS Communications, Inc. 2004 Stock Option Plan and the PacketVideo Corporation 2005 Equity Incentive Plan;

            o approximately $7.0 million of our common stock that may be issued under the IPWireless Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments and up to $5.0 million of our common stock that may be issued under the GO Networks Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments;

            o 33,996,100 shares of our common stock issuable upon conversion of our Series A Preferred Stock; and

            o 833,333 shares of common stock issuable under an advisory contract.

(2) The number of shares of our common stock being offered for resale includes 3,417,299 shares subject to escrow arrangements until May 11, 2008, which shares will be subject to forfeiture if we incur certain losses which are indemnifiable under the IPWireless Merger Agreement, including any losses we may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in our merger agreement with IPWireless.


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


                                  RISK FACTORS

      Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in or incorporated by reference into this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.

                         RISKS RELATING TO OUR BUSINESS


      WE HAVE LIMITED RELEVANT OPERATING HISTORY AND A HISTORY OF LOSSES.

      We emerged from our reorganization in April 2005 with a new business plan and have made several significant acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo subsidiary, which we acquired in July 2005, and our IPWireless subsidiary, which we acquired in May 2007, we have never generated any material revenues and have limited commercial operations. While certain of our businesses are currently generating revenues, the revenues are not yet adequate to cover our operating expenses. In particular, we are currently unable to project when our semiconductor products and technologies will be commercially deployed and generating significant revenue. We, along with the companies we have acquired, have a history of losses. We will continue to incur significant expenses in advance of achieving broader commercial distribution of our network equipment products and generating revenues from our semiconductor business. We are expected to realize significant operating losses for the next few years. We are therefore subject to risks typically associated with a start-up entity.

      If we are not able to successfully implement all key aspects of our business plan, including selling and/or licensing high volumes of our products to network operators and to device and network equipment manufacturers, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

      IF WE FAIL TO EFFECTIVELY MANAGE GROWTH IN OUR BUSINESS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE ADVERSELY AFFECTED.

      Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through December 29, 2007, the number of our employees increased from 50 to 1,105 as a result of organic growth and acquisitions. In addition to various immaterial acquisitions in 2007 and 2006, we acquired WiMax Telecom AG in December 2007 (following our purchase of a majority-owned share in July 2007), Websky Argentina S.A. in October 2007, IPWireless, Inc. in May 2007, GO Networks, Inc. in February 2007, SDC Secure Digital Container AG ("SDC") in January 2007, CYGNUS Communications, Inc. in February 2006 and PacketVideo Corporation in July 2005.

      To support our expanded research and development activities and the anticipated growth in our NextWave Network Products and NextWave Mobile Products businesses, we must continue to successfully hire, train, motivate and retain our employees. We expect that further expansion of our operations and employee base will be necessary. Our recent acquisitions have also expanded the geographic reach of our operations to countries including Argentina, Austria, Croatia, Denmark, Finland Germany, Israel, Slovakia, South Korea, Switzerland and the United Kingdom. In order to manage the increased complexity of our expanded operations, we will need to continue to expand our management, operational and financial controls and strengthen our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate our acquired businesses, which would adversely affect our ability to develop and commercialize our products and achieve profitability.




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      WE HAVE RECENTLY ACQUIRED PRIVATE COMPANIES THAT WERE NOT SUBJECT TO
SARBANES-OXLEY REGULATIONS AND, THEREFORE, THEY MAY LACK THE INTERNAL controls OF A PUBLIC COMPANY, WHICH COULD ULTIMATELY AFFECT OUR ABILITY TO ENSURE COMPLIANCE WITH THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT.

      We have recently acquired private companies that were not previously subject to Sarbanes Oxley regulations and accordingly were not required to establish and maintain an internal control infrastructure meeting the standards promulgated under the Sarbanes-Oxley Act of 2002. Our assessment of and conclusion on the effectiveness of the Company's internal control over financial reporting as of December 29, 2007 did not include the internal controls of the recent acquisitions of SDC Secure Digital Container AG, acquired in January 2007, GO Networks, Inc., acquired in February 2007, IPWireless, Inc., acquired in May 2007, WiMax Telecom AG, acquired in July 2007, Digital World Services AG, acquired in September 2007, and Websky Argentina SA, acquired in October 2007, which are included in our 2007 consolidated financial statements and constituted $64.3 million and $97.9 million of total assets (excluding wireless spectrum licenses, goodwill and other intangible assets) and total liabilities (excluding deferred tax liabilities related to wireless spectrum licenses), respectively, as of December 29, 2007 and $24.7 million and $94.1 million of total revenues and operating loss, respectively, for the fiscal year then ended. Management did not assess the effectiveness of internal control over financial reporting at the entities listed above because we did not have the ability to assess those controls due to the timing of the acquisitions.

      We continue to evaluate and integrate these acquired entities into our existing internal control structure. In connection with our financial statement close process for the fiscal year ended December 29, 2007 and our acquisition integration efforts, we identified several control deficiencies at a company we acquired in 2007 whose operations are primarily foreign. Specifically, there were deficiencies in information technology general controls and the availability of a sufficiently trained workforce in the accounting organization. Ernst & Young LLP, in connection with their audit for the year ended December 29, 2007, also identified control deficiencies in the revenue recognition and financial statement close processes at this same acquired company. These deficiencies could rise to the level of one or more material weaknesses once the evaluation of these controls has been completed. We are in the process of implementing a number of measures to remedy these deficiencies including the implementation of our accounting and enterprise resource planning system. We believe the new controls and procedures will address the deficiencies identified. The evaluation of these controls is expected to be included in our report on internal control over financial reporting for the year ending December 27, 2008. We plan to continue to monitor the effectiveness of the acquired company's controls, including the operating effectiveness of the newly implemented measures and plan to take further action, as appropriate.

      Although our management will continue to review and evaluate the effectiveness of our internal controls in light of these acquisitions, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. Any significant deficiencies or material weaknesses in the internal control structure of our acquired businesses may cause significant deficiencies or material weaknesses in our internal control over financial reporting, which could have a material adverse effect on our business and our ability to comply with Section 404 of the Sarbanes-Oxley Act.

      WE MAY NEED TO SECURE SIGNIFICANT ADDITIONAL CAPITAL IN THE FUTURE TO IMPLEMENT OUR BUSINESS PLAN AND TO CONTINUE TO FUND OUR RESEARCH AND DEVELOPMENT ACTIVITIES AND OUR OPERATING LOSSES UNTIL WE BECOME CASH FLOW POSITIVE AND GENERATE EARNINGS.

      We may need to secure significant additional capital in the future to implement our business plan and to continue to fund our research and development activities and our operating losses until we become cash flow positive and generate earnings.

      Based on the operating plan for the year ended December 27, 2008 approved by our board of directors, management believes our existing cash, cash equivalent and marketable securities, the release of the $75 million of restricted cash based on the First Amendment to the Purchase Agreement for our 7% Senior Notes and cash forecasted to be generated by operations will be sufficient to meet the our estimated working capital and capital expenditures requirements through at least March 2009. The achievement of our operating plan is dependent in part upon achieving revenue from new customer relationships that we are seeking to develop. Unexpected expenses and delays in development of our products and technologies, or delays in the adoption of WiMAX and other 4G technologies by national telecommunications carriers and equipment manufacturers, could adversely affect our liquidity.

      In order for us to achieve positive operating results and positive cash flows, we will need to achieve a substantial increase in the level of revenues and achieve sufficient gross margins to cover our ongoing operating expenses and debt service costs. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to seek additional capital and /or reduce certain discretionary spending, which could have a material adverse effect on our ability to achieve our intended business objectives.

      To augment our existing working capital resources in order to satisfy our cash requirements, we may seek to sell debt baskets and securities or additional equity securities or to obtain a credit facility. Our Senior Secured Notes and our Series A Preferred Stock prohibit our incurrence of additional indebtedness, subject to certain exceptions. The sale of equity securities or convertible debt securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would also result in additional debt service obligations and the requirement that we comply with operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

      WE OPERATE IN AN EXTREMELY COMPETITIVE ENVIRONMENT WHICH COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO WIN MARKET ACCEPTANCE OF OUR PRODUCTS AND ACHIEVE PROFITABILITY.

      We operate in an extremely competitive market and we expect such competition to increase in the future. Our network products and semiconductor businesses are developing and selling products and technologies based on WiMAX, Wi-Fi and UMTS standards and will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support the same technologies, as well as alternative wireless standards such as High Speed Downlink Packet Access ("HSDPA") and Ultra Mobile Broadband ("UMB"). Companies that support these alternative wireless technologies include well established industry leaders such as Alcatel, Ericsson, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens.

      Our mobile TV products, such as TDtv and MXtv, compete with alternative mobile broadcast technologies such as DVB-H and MediaFlo. These alternative technologies have already been commercially deployed by network operators in the United States and internationally and are supported by well-established industry leaders such as Alcatel, Ericsson, Nokia and QUALCOMM, all of which have significantly greater financial, technological development, marketing and other resources than we do.

      We also will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Airspan, Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat. Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing fully-commercial WiMAX semiconductor products, and have established a significant time to market advantage. Some of these companies are also our potential customers and partners and may not be available to us if they develop competing products.

      Our NextWave Multimedia business products compete primarily with the internal multimedia design teams at the OEM handset manufacturers to whom we market our products and services. Importantly, these OEMs represent some of our largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with our PacketVideo products and our TDtv solution. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

      Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

      THE SUCCESS OF OUR BUSINESSES DEPENDS ON THE ADOPTION OF DEVELOPING WIRELESS BROADBAND 4G TECHNOLOGIES, INCLUDING WIMAX AND TD-CDMA.

      The success of our semiconductor business depends on the deployment and market acceptance of 4G wireless broadband technologies, including WiMAX and LTE. The market for 4G networks and compatible products and technologies, as well as the technologies themselves, are in an early stage of development and are continuing to evolve. In particular, there are currently no mobile WiMAX or LTE networks in commercial operation and there can be no assurance that commercial mobile WiMAX or LTE networks will prove to be commercially viable. In order for 4G technologies to gain significant market acceptance among customers, network operators and telecommunications service providers will need to deploy 4G networks. However, many of the largest wireless telecommunications providers have made significant expenditures in incumbent technologies and may choose to develop these technologies rather than utilize 4G technologies. Certification standards for 4G technologies are controlled by industry groups. Accordingly, standard setting for 4G technologies is beyond our control. If standards for 4G technologies such as WiMAX, LTE, and TD-CDMA, for example, change, the commercial viability of these technologies may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. If our 4G technologies and products do not receive industry certification, we may not be able to successfully market, license or sell our products or technologies. The development of 4G networks is also dependent on the availability of spectrum. Access to spectrum suitable for 4G networks is highly competitive. Future 4G networks may utilize multiple frequencies and this multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, 4G technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt 4G technologies, we will not be successful in selling 4G products and technologies and our ability to grow our business will be limited.

      MANY OF OUR PRODUCTS AND TECHNOLOGIES ARE IN THE EARLY STAGES OF DEVELOPMENT AND WILL REQUIRE A SUBSTANTIAL INVESTMENT BEFORE THEY MAY BECOME COMMERCIALLY VIABLE.

      Many of our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. While we have announced the initial availability of our first generation WiMAX baseband system-on-a-chip and matched multiband RFIC, these products are not expected to generate significant revenue. We currently anticipate that our second generation WiMAX chipset, designed for high volume commercial production, will initially be available in the first half of 2008. In addition, we anticipate that our TDtv products will also become fully commercially available in 2008. However, we may not able to meet these timeframes and therefore the commercial deployment of these products could be delayed, which could adversely affect our competitive position as well as our future profitability. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Some of our other planned wireless broadband products and technologies have not been tested, even on a pre-commercial basis. Even if our new products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to achieve high volume sales of our semiconductors and other wireless broadband products and technologies would adversely affect our ability to achieve profitability.

      OUR CUSTOMER AGREEMENTS DO NOT CONTAIN MINIMUM PURCHASE REQUIREMENTS AND CAN BE CANCELLED ON TERMS THAT ARE NOT BENEFICIAL TO US.

      Our customer agreements with network providers and mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements or flexible pricing terms. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer purchasing our products or reducing the economic benefits of those arrangements. In many circumstances, we have indemnified these customers from certain claims that our products and technologies infringes third-party intellectual property rights. Our customer agreements are generally not exclusive and have a limited term of one to five years, in some cases with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the customers but generally do not obligate the customers to market or distribute any of our products or applications. In addition, in some cases customers can terminate these agreements early or at any time, without cause.

      WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW OR ENHANCED PRODUCTS, WHICH COULD RESULT IN REDUCED SALES, UNEXPECTED EXPENSES OR DELAYS IN THE LAUNCH OF NEW OR ENHANCED PRODUCTS AND IN CERTAIN CASES, PENALTIES UNDER CUSTOMER AGREEMENTS.

      The development of new or enhanced wireless products and technologies is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations. In addition, in some cases we are required to provide liquidated damages and other penalty clauses in our customer contracts (for e.g., late delivered product, failure to comply with service level agreements or defective products). If we are unable to perform in a timely manner under such customer agreements, we would face financial penalties.

      WE DO NOT HAVE ANY MANUFACTURING CAPABILITIES AND DEPEND ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS TO MANUFACTURE, ASSEMBLE AND PACKAGE OUR products.

      We are currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacturer of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. In addition, we have engaged third-party manufacturers to develop and manufacture its products and technologies including infrastructure equipment and end-user devices. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

      o     a potential lack of capacity to meet demand;

      o     reduced control over quality and delivery schedules;

      o     risks of inadequate manufacturing yield or excessive costs;

      o     difficulties in selecting and integrating subcontractors;

      o     limited warranties in products supplied to us;

      o     price increases; and

      o     potential misappropriation of our intellectual property.

      We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

      DEFECTS OR ERRORS IN OUR PRODUCTS AND SERVICES OR IN PRODUCTS MADE BY OUR SUPPLIERS COULD HARM OUR RELATIONS WITH OUR CUSTOMERS AND EXPOSE US TO LIABILITY. SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS OR LICENSEES COULD HARM OUR BUSINESS.

      Our mobile broadband products and technologies are inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies serve as critical functions in our customers' products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of the market for mobile WiMAX, Wi-Fi, TD-CDMA, and other mobile broadband technologies.

      WE MAY BE UNABLE TO PROTECT OUR OWN INTELLECTUAL PROPERTY AND COULD BECOME SUBJECT TO CLAIMS OF INFRINGEMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR PRODUCTS AND TECHNOLOGIES AND HARM OUR REPUTATION.

      As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. Other companies or entities also may commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation. Effective intellectual property protection may be unavailable or limited in certain foreign jurisdictions.

      We also expect to incur expenditures to defend against claims by other persons asserting that the technology that is used and sold by us infringes upon the right of such other persons. From time to time, we have received, and expect to continue to receive, notices from our competitors and others claiming that their proprietary technology is essential to our products and seeking the payment of a license fee. Any claims, with or without merit, could be time consuming to address, result in costly litigation and/or the payment of license fees, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company's intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies' patents or other intellectual property, our customers and partners could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers and partners, which in turn could hurt our relations with them and cause our revenues to decrease.

      BECAUSE MOBILE WIMAX AND 3GPP BASED TECHNOLOGIES SUCH AS LTE ARE EMERGING WIRELESS TECHNOLOGIES THAT ARE NOT FULLY DEVELOPED, THERE IS A RISK THAT STILL UNKNOWN PERSONS OR COMPANIES MAY ASSERT PROPRIETARY RIGHTS TO THE VARIOUS TECHNOLOGY COMPONENTS THAT WILL BE NECESSARY TO OPERATE A WIMAX OR LTE-BASED WIRELESS BROADBAND NETWORK.

      Because mobile technologies such as WiMAX and LTE are emerging wireless technologies that are not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX or LTE-based wireless broadband networks or products. Numerous companies have submitted letters of assurance related to IEEE 802.16 and amendments or various UMTS based technologies, including TD-CDMA, stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement the relevant technologies do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile broadband networks utilizing such technologies as well as the sale of our mobile WiMAX or future LTE based products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX or LTE-based products and technologies, this could adversely affect the profitability of these products and technologies.

      We anticipate that we will develop a patent portfolio related to our WiMAX and LTE based products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX or LTE based products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

      WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

      We operate or hold spectrum through various subsidiaries and joint ventures in Argentina, Austria, Canada, Croatia, Germany, Norway, Slovakia and Switzerland and have additional operations located in Brazil, Denmark, Finland,

Germany, Israel, South Korea, Switzerland and the United Kingdom. We expect to continue to expand our international operations and potentially enter new international markets through acquisitions, joint ventures and strategic alliances. For example, we recently commenced business operations in Latin America, where a new business unit headquartered in Sao Paulo, Brazil will deliver our mobile broadband and wireless technology solutions to customers throughout the Latin American region. Our activities outside the United States operate in different competitive and regulatory environments than we face in the United States, with many of our competitors having a dominant incumbent market position and/or greater operating experience in the specific geographic market. In addition, in some international markets, foreign governmental authorities may own or control the incumbent telecommunications companies operating under their jurisdiction. Established relationships between government-owned or government-controlled telecommunications companies and their traditional local telecommunications providers often limit access of third parties to these markets. In addition, owning and operating wireless spectrum in overseas jurisdictions may be subject to a changing regulatory environment. In particular, our ownership of wireless broadband spectrum in Argentina remains subject to obtaining governmental approval. We can not assure you that changes in foreign regulatory guidelines for the issuance or use of wireless licenses, foreign ownership of spectrum licenses, the adoption of wireless standards or the enforcement and licensing of intellectual property rights will not adversely impact our operating results. Due to these competitive and regulatory challenges, our activities outside the United States may require a disproportionate amount of our management and financial resources, which could disrupt our operations and adversely affect our business.

      OUR BUSINESSES WHICH CURRENTLY GENERATE REVENUE ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS.

      Our NextWave Network Products and NextWave Mobile Products businesses currently generate revenue but are dependent on a limited number of customers. For the year ended December 29, 2007, revenues from three customers accounted for 39%, 18% and 11% of our consolidated revenues, respectively. We expect that our NextWave Multimedia business will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers terminate their relationships with us, our revenues and results of operations could be materially adversely affected.

      WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY affected.

      Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, Chairman and Chief Executive Officer, William Jones, Chief Executive Officer of our NNP operating unit, and James Brailean, Chief Executive Officer of our NMP operating unit.

      Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and the Company has benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our mobile broadband products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through 2008. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

      As a company without a significant operating history, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

      To augment our existing working capital resources in order to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. Our Senior Secured Notes and our Series A Preferred Stock prohibit our incurrence of additional indebtedness, subject to certain exceptions. The sale of equity securities or convertible debt securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would also result in additional debt service obligations and the requirement that we comply with operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

      COVENANTS IN THE INDENTURE GOVERNING OUR SENIOR SECURED NOTES AND THE TERMS OF OUR SERIES A PREFERRED STOCK IMPOSE OPERATING AND FINANCIAL RESTRICTIONS ON US.

      Covenants in the indenture governing our Senior Secured Notes and the terms of our Series A Preferred Stock impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things; ?

      o     pay dividends to our stockholders; ?

      o incur, or cause certain of our subsidiaries to incur, additional indebtedness;

      o permit liens on or conduct sales of any assets pledged as collateral;

      o sell significant amounts of our assets or consolidate or merge with or into other companies;

      o     issue shares of our common stock at less than fair market value;

      o     repay existing indebtedness; and

      o     engage in transactions with affiliates.

      A breach of any covenants contained in the indenture could result in a default under our Senior Secured Notes. If we are unable to repay or refinance those amounts, the holders of our Senior Secured Notes could proceed against the assets pledged to secure these obligations, which include a substantial portion of our spectrum assets and substantially all of our other assets.

      These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

      CERTAIN OF OUR WORKABLE SECURITIES RECENTLY FAILED TO TRADE AT AUCTIONS, WHICH MAY RESULT IN FUTURE IMPAIRMENT CHARGES TO A PORTION OF ALL OF SUCH INVESTMENTS.

      As of December 29, 2007, $102.2 million of our marketable securities were invested in auction rate securities ("ARS"). None of the auctions involving our ARS holdings had failed as of December 29, 2007. Through March 21, 2008, auctions for eight ARS, including certain municipalities and education auction rate securities, with principal amounts aggregating $29.5 million, were not successful due to recent weakness in the auction markets. The unsuccessful securities are District of Columbia Savrs freedom forum-A (insured by MBIA), Houston Tex Util Sys Rev Adj-Rfdg-Comb (insured by AMBAC), Education Loan Trust (insured by FFELP), Utah State Board of Rgts (insured by FFELP), Indiana Transportation Finance Authority (insured by CIFG), Indiana Secondary Market Education loans (insured by FFELP), Illinois Student Assist Comm (backed by student loan), and Kentucky Higher Education (insured by FFELP). The interest rates on these securities at the date of the failed auction range from 1.9% to 7.2%, with a weighted average rate of 3.95%.

      As a result, we continue to hold these securities and the issuers are required pay interest on the securities at the maximum contractual rates. We reduced our total ARS investments principally by investing in other short-term marketable securities, as individual ARS reset periods came due. Unsuccessful auctions have caused us to hold these securities beyond their scheduled auction reset dates, limiting the short-term liquidity of these investments. Such developments may result in the classification of some or all of these securities as long-term in our consolidated balance sheets in 2008 or future periods. In addition, if the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may, in the future, be required to adjust the carrying value of these investments which would result in a charge to our consolidated statement of operations.

      Based on current market conditions, there is no assurance that auctions on the remaining ARS in our investment portfolio will be successful. Unsuccessful auctions will cause us to hold securities beyond their next scheduled auction reset dates and limit the short-term liquidity of these investments. While these failures in the auction process have affected our ability to access these funds in the near term, we do not believe that the underlying securities or collateral have been affected. We believe that the higher reset rates on failed auctions provide sufficient incentive for the security issuers to address this lack of liquidity. However, our ability to liquidate and fully recover the carrying value of our remaining ARS in the near term may be limited. These developments may result in the classification of some or all of these securities as long-term in our consolidated financial statements in 2008 or future periods. In addition, if the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may, in the future, be required to adjust the carrying value of these investments through an impairment charge.


                     RISKS RELATING TO GOVERNMENT REGULATION

      GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR DEVELOPMENT OF WIRELESS BROADBAND PRODUCTS AND SERVICES, OUR OFFERING OF PRODUCTS AND SERVICES TO CONSUMERS, AND OUR BUSINESS PROSPECTS.

      The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our domestic wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

      Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, and IP-enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

      CHANGES IN LEGISLATION OR REGULATIONS MAY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS OR REDUCE OUR PROFITABILITY.

      Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these proceedings or their potential impact on our business.

      If, as a result of regulatory changes, we become subject to general common carrier rules and regulations applicable to telecommunications service providers, commercial mobile radio service providers offering certain switched services on a common carrier basis, and/or enhanced service providers, including providers of interconnected VoIP service, at the federal level or in individual states, we may incur significant administrative, litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

      WE MAY NOT HAVE COMPLETE CONTROL OVER OUR TRANSITION OF BRS AND EBS SPECTRUM, WHICH COULD IMPACT COMPLIANCE WITH FCC RULES.

      The FCC's rules require transition of BRS and EBS spectrum to the new band plan on a Basic Trading Area ("BTA") basis. See "Government Regulation-BRS-EBS License Conditions." We do not hold all of the BRS and EBS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other BRS and EBS licensees in order to transition spectrum we hold or lease. Disagreements with other BRS or EBS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. The FCC rules permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

      OUR USE OF EBS SPECTRUM IS SUBJECT TO PRIVATELY NEGOTIATED LEASE AGREEMENTS. CHANGES IN FCC RULES GOVERNING SUCH LEASE AGREEMENTS, CONTRACTUAL DISPUTES WITH EBS LICENSEES, OR FAILURES BY EBS LICENSEES TO COMPLY WITH FCC RULES COULD IMPACT OUR USE OF THE SPECTRUM.

      All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students (e.g., school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. The FCC rules permit EBS licensees to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a "right of review" by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee's educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee's educational use requirements and the commercial lessee's wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be extended beyond the current term, or be renewed or extended on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

      IF WE DO NOT COMPLY WITH FCC BUILD-OUT REQUIREMENTS RELATING TO OUR SPECTRUM LICENSES, SUCH LICENSES COULD BE SUBJECT TO FORFEITURE.

      Certain build-out or "substantial service" requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2010; for our BRS and EBS spectrum, the substantial service build-out deadline is May 1, 2011; and for our AWS spectrum, the substantial service build-out deadline is December 18, 2021. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

      WE HAVE NO GUARANTEE THAT THE LICENSES WE HOLD OR LEASE WILL BE RENEWED.

      The FCC generally grants wireless licenses for terms of ten or 15 years, which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. In general, most wireless licensees who meet their construction and/or substantial service requirements are afforded a "renewal expectancy," however, all FCC license renewals can be challenged in various ways, regardless of whether such challenges have any legal merit. Under FCC rules, licenses continue in effect during the pendency of timely filed renewal applications. Challenges to license renewals, while uncommon, may impact the timing of renewal grants and may impose legal costs. Accordingly, there is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

      We hold 30 licenses issued by the FCC for WCS spectrum. Renewal applications for all 2.3 GHz WCS licenses, including those issued to NextWave, were due to be filed with the FCC on July 21, 2007. We filed our WCS renewal applications on April 23, 2007. Under FCC rules, licenses continue in effect during the pendency of timely file renewal applications. At least three parties about which we are aware made filings purporting to be "competing applications" in response to the renewal applications filed by our Company, AT&T and perhaps others. The basis on which the third-party filings were made was the alleged failure of WCS licensees to deploy service on WCS spectrum and satisfy substantial service requirements by July 21, 2007. However, on December 1, 2006, the FCC issued a waiver order extending the substantial service deadline for WCS licensees to July 21, 2010. The FCC's rules contain no procedures for processing "competing applications" filed for WCS spectrum and it has not made any of the third-party filings available in the public record or accepted them for filing. We have no knowledge of the status of these filings and cannot predict how the FCC may address them or how these filings may impact our renewal applications.

      INTERFERENCE COULD NEGATIVELY IMPACT OUR USE OF WIRELESS SPECTRUM WE HOLD, LEASE OR USE.

      Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful radiofrequency interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

      WIRELESS DEVICES UTILIZING WCS, BRS AND EBS SPECTRUM MAY BE SUSCEPTIBLE TO INTERFERENCE FROM SATELLITE DIGITAL AUDIO RADIO SERVICES ("SDARS").

      Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS operations adjacent to the C and D blocks of the WCS band. The FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC's final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and BRS and EBS licenses. Central to the FCC's evaluation of this proposal has been the technical specifications for the operation of such repeaters. SDARS licensees are seeking rule changes that would both unfavorably alter WCS technical operating requirements and permit all existing SDARS repeaters to continue to operate at their current operating parameters. Through their representative association, the WCS Coalition, the majority of affected WCS licensees, including NextWave, also have proposed technical rules for SDARS terrestrial repeaters and WCS operations to the FCC. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference to our WCS, BRS or EBS spectrum, our ability to realize value from this spectrum may be impaired.

      INCREASING REGULATION OF THE TOWER INDUSTRY MAY MAKE IT DIFFICULT TO DEPLOY NEW TOWERS AND ANTENNA FACILITIES.

      The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC also is considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its radiofrequency radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) construct or modify transmission facilities using the 2500-2700 MHz radiofrequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.

              SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This registration statement and other reports, documents and materials we will file with the SEC contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:


      o     our limited relevant operating history;

      o our ability to manage growth or integrate recent or future acquisitions;

      o our ability to execute our business plan and to become cash flow positive;

      o competition from alternative wireless technologies and other technology companies;

      o our ability to develop and commercialize mobile broadband products and technologies;

      o the ability of vendors to manufacture commercial WiMAX equipment and devices;

      o consumer acceptance of fourth generation wireless technologies, such as WiMAX;

      o     consumer acceptance of mobile TV and mobile broadcast services;

      o     changes in government regulations;

      o     any loss of our key executive officers; and

      o the other risks described under "Risk Factors" and elsewhere in the information contained or incorporated into this registration statement.

      There may also be other factors that cause our actual results to differ materially from the forward looking statements.

      Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

      We are registering these shares pursuant to the registration rights granted to the selling stockholders in connection with the acquisition of IPWireless, Inc. We will not receive any proceeds from the resale of our common stock under this offering.

                              SELLING STOCKHOLDERS

      The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to "selling stockholders" in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders' interests in shares of our common stock other than through a public sale.

      The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The shares of common stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling stockholders. We filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

      Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled "Number of Shares of Common Stock Owned After the Offering." We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

                               NUMBER OF
                               SHARES OF    NUMBER OF    NUMBER OF   PERCENTAGE
                                COMMON      SHARES OF    SHARES OF       OF
                                 STOCK       COMMON       COMMON       COMMON
                                 OWNED    STOCK ISSUED     STOCK       STOCK
                               PRIOR TO    PURSUANT TO     OWNED       OWNED
                                  THE          THE       AFTER THE   AFTER THE
NAME OF SELLING STOCKHOLDER    OFFERING    OFFERING(1)   OFFERING   OFFERING (2)
---------------------------    --------    -----------   --------   ------------
Alan E. Jones
   21 Petty Lane
 Derry Hill
 Calne, Wiltshire
 SN11 9QY
 United Kingdom                       592        32,126      32,718          *%

Anne M. Drysdale
   177 Bovet Road,
   Suite 600
   San Mateo
   CA 94402                         8,009        14,969      22,978           *%

Bay Partners LS Fund, LP
   2882 Sand Hill Road,
   Suite 240
   Menlo Park
   CA 94025                        30,547     689,556       720,103           *%

Bay Partners SBIC II, LP
   2882 Sand Hill Road,
   Suite 240
   Menlo Park
   CA 94025                         9,194      207,540       216,734          *%

Bert L. Zaccaria
   PO Box S-PMB 3003
   Carmel
   CA 93921                            71         1,606        1,677          *%

Blair Woodward
   910 Princeton Kingston Rd.
   Princeton
   NJ 08540                         1,630         3,741       5,371           *%

Bradford Jeffries
   c/o Cooley Godward
   101 California Street,
   5th Floor
   San Francisco
   CA 94111                         6,801         6,883      13,684           *%

Cassin 1997 Charitable Trust
   Attn: Brendan J. Cassin &
   Isabel Cassin
   3000 Sand Hill Rd,
   Building 3, Suite 210
   Menlo Park
   CA 94025                         2,801         6,440       9,241           *%

Cassin Family Partners, a CA
Limited Partnership
   Attn: Brendan J. Cassin &
   Isabel Cassin
   3000 Sand Hill Rd,
   Building 3, Suite 210
   Menlo Park
   CA 94025                        11,238        21,204      32,442           *%

Cassin Family Trust UDT
1/31/96
   Attn: Brendan J. Cassin &
   Isabel Cassin
   3000 Sand Hill Rd,
   Building 3, Suite 210
   Menlo Park
   CA 94025                       103,748       119,086     222,834           *%

Robert S. Cassin Charitable
Trust UTA dated 2/20/97
   Attn: Brendan J. Cassin &
   Isabel Cassin
   3000 Sand Hill Rd,
   Building 3, Suite 210
   Menlo Park
   CA 94025                         2,801         6,440       9,241           *%

Christopher Noble
   c/o Bay Partners
   2882 Sand Hill Road,
   Suite 240
   Menlo Park
   CA 94025                         6,365        14,633      20,998           *%
Christy C. Kunin
   15065 NE 144th Street
   Redmond
   WA 98052                            17            46          63           *%

Clarity Partners, L.P.
   Attn: R. Rudolph Reinfrank
   or Clint Walker
   100 North Crescent Drive,
   Suite 300
   Beverly Hills
   CA 90210                       264,269       600,092     864,361           *%

CNA Trust TTEE, FBO Venture
Law Group 401(k) John V.
Bautista
   c/o Union Bank
   3080 S. Bristol St.
   2nd Floor
   Costa Mesa
   CA 92626                           323         5,192       5,515           *%

Craig W. Johnson
  c/o Concept2Company, Inc.
  100 Hamilton Ave.,
  Suite 100
  Palo Alto
  CA 94301                          1,113        25,127      26,240           *%

Dan Burke
  128 Scenic Drive
  Redwood City
  CA 94062                            347        18,813      19,160           *%

Daniel Goldberg
  c/o Telesat Canada
  1601 Telesat Court
  Gloucester, Ontario K1B 5P4
  K1B5P4, Canada                      699         1,609       2,308           *%

DCM II Annex Fund, L.P.
  Attn:  Lisa Harris
  2420 Sand Hill Road,
  Suite 200
  Menlo Park
  CA  94025                         7,179      162,065      169,244           *%

DCM Internet Fund, L.P.
  Attn:  Lisa Harris
  2420 Sand Hill Road,
  Suite 200
  Menlo Park
  CA 94025                          1,645        37,099      38,744          *%

DCM Network Fund, L.P.
  Attn:  Lisa Harris
  2420 Sand Hill Road,
  Suite 200
  Menlo Park
  CA 94025                            890        20,056      20,946           *%

Dempsey Revocable Trust
  c/o Bay Partners
  2882 Sand Hill Road,
  Suite 240
  Menlo Park
  CA 94025                            809        18,291      19,100           *%

Derek J. Kerton
  8032 Canyon Creek Circle
  Pleasanton
  CA 94588-4764                       659         1,287       1,946           *%

Doll Technology Affiliates
Fund II, L.P.
  Attn:  Lisa Harris
  2420 Sand Hill Road,
  Suite 200
  Menlo Park
  CA 94025                          1,005        22,692      23,687           *%

Doll Technology Investment
Fund II, L,P.
  2420 Sand Hill Road, Suite
  200
  Menlo Park
  CA 94025                         16,004     361,238       377,242           *%

Donald L. Lucas, SUCC TTE
  3000 Sand Hill Rd,
  Building 3, Suite 210
  Menlo Park
  CA 94025                            951        21,473       22,424          *%

Donald L. Lucas, TTEE Donald
L. and Lygia S. Lucas Trust
  3000 Sand Hill Rd,
  Building 3, Suite 210
  Menlo Park
  CA 94025                           176         3,974         4,150          *%

Dougery Ventures, LLC
  Attn: John Dougery
  165 Santa Ana Avenue
  San Francisco
  CA 94127                             11           261         272           *%

Drysdale Partners
  177 Bovet Road, Suite 600
  San Mateo
  CA 94402                          7,229        13,808      21,037           *%

Elise P.W. Kiely
  161 Woodlands Dr.
  Falmouth
  ME 04105                             76            46         122           *%

Ellen Hancock
  PO Box 169
  Ridgefield
  CT 06877                          1,622           929       2,551           *%

Evelyn Bowen Lockton Trust
  130 Reservoir Road
  Hillsborough
  CA 94010                         21,526         4,557      26,083           *%

Freidenrich Family
Partnership, LP
  Attn:  Bob Burlinson
  300 Hamilton Ave.
  Palo Alto
  CA 94301                          4,273        84,298      88,571         *%

Gabriel Legacy Fund II, L.P.
  Attn:  Frederick W. Bolander
  350 Marine Parkway,
  Suite 2000
  Redwood Shores
  CA 94065                            375           858       1,233           *%

Gabriel Legacy Fund L.P.
  Attn:  Frederick W. Bolander
  350 Marine Parkway,
  Suite 2000
  Redwood Shores
  CA 94065                         19,332        26,686      46,018           *%

Gabriel Venture Partners II,L.P.
  Attn:  Frederick W. Bolander
  350 Marine Parkway,
  Suite 2000
  Redwood Shores
  CA 94065                        231,541       542,129     773,670           *%

Gabriel Venture Partners L.P.
  Attn:  Frederick W. Bolander
  350 Marine Parkway, Suite
  2000
  Redwood Shores
  CA 94065                        435,476       464,746     900,222           *%

Gary M. Cohen
  2001 Halyard Lane
  Reston
  VA 20191                            204           557         761           *%

George Drysdale
  177 Bovet Road, Suite 600
  San Mateo
  CA 94402                          3,216         6,185       9,401           *%

Henry L. B. Wilder
  3301 Tripp Road
  Woodside
  CA 94061                          5,409       118,020      123,429          *%

Henry T. Wilson
  c/o Northwood Ventures
  484 Underhill Blvd.,
  Suite 205
  Syosset
  NY 11791                             85           232         317           *%

Inspirit Technology Limited
  c/o PCCW Limited
  PCCW A8Tower, 39th Floor
  Taikoo Place, Q979 King's
  Road, Quarry Bay
  Hong Kong                        71,966        44,013     115,979           *%

Inspirit Technology Limited
c/o PCCW Limited
PCCW A8Tower, 39th Floor
Taikoo Place, Q979 King's
Road, Quarry Bay
Hong Kong                               0       600,092     600,092           *%

J.F. Shea Co., Inc. as
Nominee 1999-89 Edmund H.
Shea, Jr.
  Attn:  Edmund H. Shea, Jr.
  655 Brea Canyon Road
  Walnut
  CA 91789                          40,869     922,552      963,421           *%

James Wickett
  142 Patricia Drive
  Atherton
  CA 94027                          3,182         7,316      10,498           *%

Jeffery L. Donovan
  201 Merritt Road
  Los Altos
  CA 94022                         10,868          4052      14,920           *%

Jeffrey Blumenfeld
  6614 32nd St., NW
  Washington
  DC 20015                          3,317           557       3,874           *%

John and Marilyn Dougery
Trust, John R. and Marilyn
R. Dougery, Trustees
  165 Santa Ana Avenue
  San Francisco
  CA 94127                           220         4,954        5,174           *%

John Lockton
  130 Reservoir Road
  Hillsborough
  CA 94010                          9,050        24,551      33,601           *%

John Nicholson
  c/o The Nicholson Company
  1680 Dell Ave.
  Campbell
  CA 95008                            136           374         510           *%

John R. Dougery, Jr. Trust,
John R. Dougery, Trustee
  165 Santa Ana Avenue
  San Francisco
  CA 94127                             11           261         272           *%

John V. Bautista
  c/o Orrick Herrington &
  Sutcliffe
  1000 Marsh Rd.
  Menlo Park
  CA 94025                          4,178         5,293       9,471           *%

Jonathan Beizer
  1335 Brandt Street
  Hillsborough
  CA 94010                          2,173       117,985      120,158        *%

Jonathan Hambridge
  174 Granville Way
  San Francisco
  CA 94127                           347        18,813        19,160          *%

Kathryn Ann Dougery Trust,
John R. Dougery, Trustee
  165 Santa Ana Avenue
  San Francisco
  CA 94127                            11           261         272           *%

KOCO Capital Company, L.P.
  Shant Mardirossian
  111 Radio Circle
  Mt. Kisco
  NY 10549                         20,451         3,441      23,892           *%

Loring W. Knoblauch, Jr.
  760 Old Post Road
  Bedford
  NY 10506                            341           731       1,072           *%

Malcom Gordon
 65 Penn Lea Road
 Bath, AVON
 BA1 3RQ
 United Kingdom                       592        32,126       32,718          *%

M. Mavin Howley, trustee of
the M. Mavin Howley Trust
dtd 2/18/05
  235 Del Casa Drive
  Mill Valley
  CA 94941                         80,324       185,896     266,220           *%

Marcella Yano
  511 Harvard Rd.
  San Mateo
  CA 94402                          1,351         2,925       4,276           *%

Marilyn Dougery Trust
  165 Santa Ana Avenue
  San Francisco
  CA 94127                             11           261         272           *%

Multimedia Research
Institute Corp.
  Attn:  Akira Morio
  Hill Crest Hirakawacho 1 F
  2-5-7 Hirakawacho,
  Chiyodaku
  Tokyo, Japan 102-0093            59,809       128,820     188,629           *%

Nextel Data Investments I,
Inc.
  Attn:  Todd Rowley or
  Melissa LeTendre
  2001 Edmund Halley Drive
  Reston
  VA 20191                      2,941,455             0   2,941,455        1.94%

Northwood Capital Partners
LLC
  c/o Northwood Ventures
  484 Underhill Blvd.,
  Suite 205
  Syosset
  NY 11791                          4,103         9,815      13,918           *%

Northwood Ventures LLC
  c/o Northwood Ventures
  484 Underhill Blvd.,
  Suite 205
  Syosset
  NY 11791                         26,618        58,895      85,513           *%

Oak Hill Capital Management
Partners, L.P.
  Attn:  Kevin Levy
  201 Main Street, Suite 2415
  Fort Worth
  TX 76102                         19,802        45,501      65,303           *%

Oak Hill Capital Partners, L.P.
  Attn:  Kevin Levy
  201 Main Street, Suite 2415
  Fort Worth
  TX 76102                        772,322     1,774,588   2,546,910        1.68%

OHCP IPWireless, L.P.
  Attn:  Kevin Levy
  201 Main Street, Suite 2415
  Fort Worth
  TX 76102                          3,980         9,145      13,125           *%

Peter A. Howley
  Western Venture
  369 B Third Street, #373
  San Rafael
  CA 94901                          9,199       188,896      198,095        *%

Peter G. Schiff
  c/o Northwood Ventures
  484 Underhill Blvd., Suite
  205
  Syosset
  NY 11791                          1,493         4,092       5,585           *%

Pride Park Investment Pte Ltd.
  c/o GIC Special
  Investments Pte Ltd.
  255 Shoreline Drive,
  Suite 600
  Redwood City
  CA 94065                        318,316       731,694   1,050,010           *%

RBC Dain Rauscher Cust.
Kevin Shannon (IRA)
  1761 Novato Blvd.
  Novato
  CA 94947                          1,335         3,220       4,555           *%

Richard M. Lucas Foundation
  3000 Sand Hill Rd,
  Building 3, Suite 210
  Menlo Park
  CA 94025                         1,021        23,062      24,083          *%

Robert E. Hoffman
  971 Colonial Meadows Way
  Virginia Beach
  VA 23454                            419             0         419           *%

Roger Nichol
  Waylands
  Folly Road
  Lambourn, Berkshire
  RG17 8QE
  United Kingdom                      592        32,126      32,718          *%

Roger Quayle
  2517 Valdivia Way
  Burlingame
  CA 94010                         22,095        90,776     112,871           *%

Rolapp Trust
  165 Santa Ana Avenue
  San Francisco
  CA 94127                             11           261         272           *%

Settlemier Revocable Trust
UAD 2-1-89
  451 Marina Blvd.
  San Francisco
  CA 94123                            700         1,609       2,309           *%

Shelley Dougery Trust, John
R. Dougery, Trustee
  165 Santa Ana Avenue
  San Francisco
  CA 94127                             11           261         272           *%

SilverHaze Partners, L.P.
  Attn: Zeid Masri, President
  6862 Elm Street, Suite 720
  McLean
  VA 22101                         19,604        42,245      61,849           *%

Stone House LLC
  7527 Old Dominion Drive
  McLean
  VA 22102                          8,967        19,322      28,299           *%

The K.B. and Sukanya
Chandrasekhar Living Trust
  21591 Regnart Rd.
  Cupertino
  CA 95014                          4,953       111,814       116,767        *%

Thierry Maupile
  25731 Deerfield Drive
  Los Altos Hills
  CA 94066                          2,065         9,406      11,471           *%

Theodore H. Swindells
  139 24th Avenue
  San Francisco
  CA 94121                          2,341         6,418       8,759           *%

VLG Associates 2000
  Attn:  Mark Royer
  275 Middlefield Rd.
  Menlo Park
  CA 94025                            195           448         643           *%

VLG Investments 1999
  Attn:  Mark Royer
  275 Middlefield Rd.
  Menlo Park
  CA 94025                            458         1,255       1,713           *%

William Jones
  Meadow Vale
  Dauntsey
  Chippenham, Wiltshire
  SN15 4JH
  United Kingdom                    2,673       145,005     147,678           *%

*  Represents beneficial ownership of less than 1%

(1) The number of shares of our common stock being offered for resale includes 3,417,299 shares subject to escrow arrangements until May 11, 2008, which shares will be subject to forfeiture if we incur certain losses which are indemnifiable under the IPWireless Merger Agreement, including any losses we may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in our merger agreement with IPWireless.

(2) Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 151,525,594 shares of our common stock outstanding as of March 10, 2008, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 10, 2008.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

       As of March 10, 2008, we have 92,713,778 shares of our common stock outstanding held by approximately 1,080 holders of record. Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 355,000 shares have been designated as Series A Senior Convertible Preferred Stock. As of March 10, 2008, we have 355,000 shares of our Series A Preferred Stock outstanding, convertible into 33,996,100 shares of our Common Stock as of that date, held by approximately 21 holders of record. The outstanding shares of our common stock and Series A Preferred Stock are fully paid and non-assessable. As of March 10, 2008, there are 38,848,294 shares reserved for future issuance, of which 23,528,911 will be reserved for issuance upon the exercise of granted and outstanding options and warrants and 15,319,383 will be available for future option grants, plus approximately $7.0 million of our common stock may be issued under the IPWireless Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments and up to $5.0 million of our common stock may be issued under the GO Networks Employee Stock Bonus Plan upon the achievement of certain milestones relating to product shipments. In addition, shares of our common stock have become issuable pursuant to the CYGNUS Plan and the PacketVideo Corporation 2005 Equity Incentive Plan (the "PacketVideo Plan").

       A description of our common stock and Series A Preferred Stock appears below.

COMMON STOCK

      Dividend Rights. Holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

      Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

      No Preemptive, Conversion or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

      Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

SERIES A PREFERRED STOCK

      Dividend Rights. The Series A Preferred Stock is entitled to receive quarterly dividends on the liquidation preference at a rate of 7.5% per annum. Until the fourth anniversary of issuance, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference. From and after the fourth anniversary of issuance, we must declare dividends in cash each quarter, subject to applicable law. The dividend rate is subject to adjustment to 10% per annum if we default in our dividend payment obligations. The dividend rate is also subject to adjustment to 15% per annum if we fail to comply with the protective covenants of the Series A Preferred Stock described below and to 18% per annum if we fail to convert or redeem the Series A Preferred Stock when required to do so, as described below.

       Voting Rights. Pursuant to the terms of the Series A Preferred Stock, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, and until the date on which we elect to redeem all shares of Series A Preferred Stock in connection with an asset sale, as described below, we must receive the approval of the holders of shares representing at least 75% of the Series A Preferred Stock then outstanding to (i) incur indebtedness in excess of $500 million, subject to certain adjustments and exceptions, (ii) create any capital stock that is senior to or on a parity with the Series A Preferred Stock in terms of dividends, distributions or other rights, or (iii) consummate asset sales involving the receipt of gross proceeds of, or the disposition of assets worth, $500 million or more based on their fair market value. In addition, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, we may not distribute rights or warrants to all holders of our common stock entitling them to purchase shares of our common stock, or consummate any sale of our common stock, for an amount less than the fair market value on the date of issuance, with certain exceptions. With respect to other matters requiring stockholder approval, the shares of Series A Preferred Stock will be entitled to vote as one class with the common stock on an as-converted basis.

       Conversion Rights and Redemption Rights. Each share of Series A Preferred Stock is convertible into a number of shares of our common stock equal to the liquidation preference then in effect divided by $11.05. If all shares of Series A Preferred Stock were to be converted, we would be obligated to issue 33,996,100 shares of our common stock. The Series A Preferred Stock is convertible at any time at the option of the holder, or at our election after the 18-month anniversary of issuance, subject to the trading price of our common stock reaching $22.10 for a specified period of time, except that such threshold price will be reduced to $16.575 on the earlier of the third anniversary of issuance or our consummation of a qualified public offering. We will not be entitled to convert the Series A Preferred Stock at our election unless a shelf registration statement covering the shares of common stock issued upon conversion is then effective or the shares are no longer considered restricted securities under the Securities Act.

       We will be required to redeem all outstanding shares of Series A Preferred Stock, if any, on March 28, 2017, at a price equal to the liquidation preference plus unpaid dividends. If we elect to convert the Series A Preferred Stock after our common stock price has reached the qualifying threshold, we must redeem the shares of holders of Series A Preferred Stock who elect not to convert into common stock at a price equal to 130% of the liquidation preference. However, we are not required to redeem more than 50% of the shares of Series A Preferred Stock subject to any particular conversion notice. In the event that we fail to obtain approval of the holders of Series A Preferred Stock to an asset sale transaction, we must either not consummate such asset sale or elect to redeem all shares of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference. Holders will be entitled to opt-out of such a redemption.

       Right to Receive Liquidation Distributions. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, subject to increase for accrued dividends as described above. The liquidation preference would become payable upon redemption, as described above, upon a liquidation or dissolution of our company, or upon deemed liquidation events including a change in control, merger or sale of all or substantially all our assets, unless the holders of Series A Preferred Stock provide a 75% vote to not treat a covered event as a deemed liquidation. Upon a deemed liquidation event, the Series A Preferred Stock will be entitled to receive an amount per share equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share had converted into common stock in connection with such event.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF NEXTWAVE WIRELESS INC.

      The provisions of Delaware law, as well as our certificate of incorporation and bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.

Delaware Law

      Effective upon the listing of our common stock on The Nasdaq Global Market, our company became subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless: the transaction is approved by the board of directors before the date the interested stockholder attained that status; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines business combination to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

       In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

      Our certificate of incorporation and bylaws provide that:

      [_] our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

      [_] no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

      [_] our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

      [_] any vacancies on the board of directors would be filled by a majority vote of the board;

      [_] our board of directors will be authorized to issue preferred stock without stockholder approval; and

      [_] we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

NASDAQ GLOBAL MARKET LISTING

      Our common stock is listed on The Nasdaq Global Market under the ticker symbol "WAVE".


TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders (the "Selling Stockholders") of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o     a combination of any such methods of sale; or

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

      The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because a Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


                                  LEGAL MATTERS

      The validity of the shares of NextWave Wireless Inc. common stock offered hereby will be passed upon for NextWave Wireless Inc. by Weil, Gotshal & Manges LLP, New York, NY.


                                     EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited NextWave Wireless Inc.'s consolidated financial statements and schedule at December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders'/members' equity and cash flows for the years then ended and for the period from April 13, 2005 (date of inception) through December 31, 2005, as set forth in their report. We have incorporated by reference NextWave Wireless Inc.'s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of IPWireless, Inc. as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the December 31, 2006, consolidated financial statements of IPWireless contains an explanatory paragraph that states that IPWireless's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

      The audit report covering the December 31, 2006 financial statements of IPWireless refers to the adoption of Statement of Financial Accounting Standards No 123 (R) Share-Based Payment, and Financial Accounting Standards Board Statements of Position 150-5, Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.



                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports and other information with the SEC. On November 13, 2006, we became a SEC reporting company as a successor to NextWave Wireless LLC. Copies of NextWave Wireless LLC's and our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports and other information regarding NextWave Wireless LLC. The address of the SEC website is http://www.sec.gov.

      You should rely only on the information contained in this prospectus or on information to which NextWave has referred you. We have not authorized anyone else to provide you with any information.

                           INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.

      The following documents filed by us with the SEC are hereby incorporated by reference:

      o Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

      o     Current Reports on Form 8-K filed on May 17, 2007 and March 21,
            2008;

      o Amendment No. 1 to the Current Report on Form 8-K, filed on July 25, 2007, relating to the Current Report on Form 8-K, filed on May 17, 2007;

      o Definitive Proxy Statement on Schedule 14A dated April 19, 2007, relating to our annual meeting of stockholders held on May 17, 2007;

      o     all documents we have filed with the Commission pursuant to Sections
            o 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents

      Copies of these filings are available free of charge by writing to NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130,
Attention: Investor Relations, or by telephoning us at (858) 480-3100.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq Global Market listing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee               $    1,770.60
Printer expenses                                                  $       --
Legal fees and expenses                                           $   10,000.00
Accounting fees and expenses                                      $   40,000.00
                                                                  -------------
Total                                                             $   51,770.60
                                                                  =============


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on our behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by our bylaws. However, a director or officer will be liable for any act or omission (i) not performed or omitted in good faith or which such person did not reasonably believe to be in our best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit.

      We will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after we receive a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by us. We believe that the limitation of liability provision in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

                                INDEX TO EXHIBITS

NO.

2.1 Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to
        Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))

3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc., as restated on November 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A of NextWave Wireless Inc. filed November 7, 2006)

3.2 Amended and Restated By-laws of NextWave Wireless Inc., adopted on October 30, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2,
        2007)

4.1     Specimen common stock certificate (incorporated by reference to Exhibit
        4.1 to the Company's Registration Statement on Form S-4/A filed November 7, 2006)

4.2 Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))

4.3 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8- K"))

4.4 Certificate of Designations for NextWave Wireless Inc.'s Series A Senior Convertible Preferred Stock. (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

4.5 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K)

5.1     Opinion of Weil, Gotshal & Manges LLP **

10.1 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)

10.2 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007).

10.3 Agreement and Plan of Merger, dated as of May 24, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to Form 10")).

10.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)

10.5 Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment No. 1 on Form S-8 filed January 19, 2007)

10.7 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)

10.8 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form 10 filed on May 1, 2006)

10.9 NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 filed December 7, 2006)

10.10 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10)

10.11 Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc.,
        (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)

10.12 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)

10.13 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to
        Exhibit 10.1 to the July 21, 2006 Form 8-K)

10.14 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)

10.16 Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)

10.17 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.18   GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit
        10.18 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.19 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30,
        2007)

10.20 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit
        10.20 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.21 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007)

10.22   IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to
        Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)

10.23 First Amendment to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)

10.24 First Amendment to the Purchase Agreement, dated March 12, 2008, by and among NextWave Wireless Inc., NextWave Wireless LLC and the holders named therein and the guarantors named therein, relating to the Company's 7% Senior Secured Noted due 2010 (incorporated by reference to
        Exhibit 10.24 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008)

10.25 Amendment to the IPWireless, Inc. Employee Stock Bonus Plan, dated as of March 10, 2008 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008)

14.1 NextWave Wireless Inc. Code of Business Conduct and Ethics (available on the Company's website at http://www.nextwave.com)

21.1    Subsidiaries of the Registrant***

23.1    Consent of Ernst & Young LLP, Independent Registered Public Accounting
        Firm**

23.2    Consent of KPMG LLP, Independent Registered Public Accouting Firm**

23.3    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)**


-----------------


*   To be filed by amendment.

**  Filed herewith.

*** Incorporated by reference.

ITEM 17.    Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that:

      Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 21, 2008.

                            NextWave Wireless Inc.

                            By: /s/ Frank A. Cassou
                                ------------------------------------------
                                Frank A. Cassou
                                Executive Vice President - Corporate Development and Chief Legal Counsel, Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of
1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 21, 2008.

           NAME                                    TITLE

    /s/ Allen Salmasi       Chairman of the Board of Directors, Chief Executive
--------------------------- Officer and President (Principal Executive Officer)
      Allen Salmasi


   /s/ George C. Alex       Executive Vice President - Chief Financial Officer
---------------------------            (Principal Financial Officer)
      George C. Alex


                              Executive Vice President - Corporate Controller
---------------------------           (Principal Accounting Officer)
    Francis J. Harding


  /s/ James C. Brailean                          Director
---------------------------
    James C. Brailean


                                                 Director
---------------------------
      William Jones


/s/ Douglas. F. Manchester                       Director
---------------------------
  Douglas F. Manchester

     /s/ Jack Rosen                              Director
---------------------------
        Jack Rosen


 /s/ Robert T. Symington                         Director
---------------------------
   Robert T. Symington


 /s/ William H. Webster                          Director
---------------------------
    William H. Webster

                                INDEX TO EXHIBITS


NO.

2.1 Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to
        Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))

3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc., as restated on November 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A of NextWave Wireless Inc. filed November 7, 2006)

3.2 Amended and Restated By-laws of NextWave Wireless Inc., adopted on October 30, 2007 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2,
        2007)

4.1     Specimen common stock certificate (incorporated by reference to Exhibit
        4.1 to the Company's Registration Statement on Form S-4/A filed November 7, 2006)

4.2 Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))

4.3 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8- K"))

4.4 Certificate of Designations for NextWave Wireless Inc.'s Series A Senior Convertible Preferred Stock. (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

4.5 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K)

5.1     Opinion of Weil, Gotshal & Manges LLP **

10.1 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)

10.2 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007).

10.3 Agreement and Plan of Merger, dated as of May 24, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to Form 10")).

10.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)

10.5 Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment No. 1 on Form S-8 filed January 19, 2007)

10.7 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)

10.8 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form 10 filed on May 1, 2006)

10.9 NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 filed December 7, 2006)

10.10 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10)

10.11 Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc.,
        (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)

10.12 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)

10.13 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to
        Exhibit 10.1 to the July 21, 2006 Form 8-K)

10.14 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)

10.16 Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)

10.17 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.18   GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit
        10.18 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.19 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30,
        2007)

10.20 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit
        10.20 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 30, 2007)

10.21 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007)

10.22   IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to
        Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)

10.23 First Amendment to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)

10.24 First Amendment to the Purchase Agreement, dated March 12, 2008, by and among NextWave Wireless Inc., NextWave Wireless LLC and the holders named therein and the guarantors named therein, relating to the Company's 7% Senior Secured Noted due 2010 (incorporated by reference to
        Exhibit 10.24 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008)

10.25 Amendment to the IPWireless, Inc. Employee Stock Bonus Plan, dated as of March 10, 2008 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of NextWave Wireless Inc. filed March 13, 2008)

14.1 NextWave Wireless Inc. Code of Business Conduct and Ethics (available on the Company's website at http://www.nextwave.com)

21.1    Subsidiaries of the Registrant***

23.1    Consent of Ernst & Young LLP, Independent Registered Public Accounting
        Firm**

23.2    Consent of KPMG LLP, Independent Registered Public Accouting Firm**

23.3    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)**


-----------------


*   To be filed by amendment.

**  Filed herewith.

*** Incorporated by reference.